Exhibit 99.1

Corporate Contact:
Matthew E. Oakes
President, Chief Executive Officer and Director
Direct Insite Corp.
631.873.2900
matthew.oakes@directinsite.com

-- Direct Insite Corp. President and Chief Executive Officer Matthew E. Oakes Interviewed by TALK BUSINESS 360 Radio Program --

Interview to Air on Long-Haul American Airlines and US Airways Flights

FT. LAUDERDALE, FLORIDA, August 8, 2013 -- Direct Insite (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable and Accounts Receivable Transformation, announced today that Direct Insite President and CEO Matthew E. Oakes was interviewed recently by the TALK BUSINESS 360 radio program.  The interview with Oakes will air on board all audio-equipped, long-haul American Airlines and US Airways flights this fall.  On average, each TALK BUSINESS 360 radio program is heard by approximately 200,000 travelers.

Topics discussed during the interview included an overview of Direct Insite’s AP Transformation strategy, the state of the e-invoicing market, and business case drivers for AP Transformation in financial shared services environments.  Oakes also shared how Direct Insite provides its customers with capabilities for company profile management, spend management and business intelligence.

In addition, Oakes discussed emerging demand for dynamic discount management and supply chain financing among global enterprises and the companies with which they do business.

A video version of the TALK BUSINESS 360 radio program interview is located at: http://vimeo.com/clearwind/review/70138226/46456bd336.

About Direct Insite
Direct Insite Corp. delivers cloud-based e-invoicing solutions for AP, AR and payments automation.  For nine years, Direct Insite has built a track record in automating some of the most demanding financial environments, including the shared services organizations of Fortune 3000 companies.  Today, over 300,000 suppliers and customers use our e-invoicing network across 100 countries (representing more than 35 currencies and 17 languages).  Direct Insite’s Invoices On-Line (IOL) suite simplifies AP and AR processes such as: company profile management, vendor master management, electronic invoice distribution and submission; purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, discount management, e-payment processing, supply chain financing, and reporting and analysis.  To learn more, visit www.directinsite.com.

#      #      #

Invoices On-Line is a trademark of Direct Insite Corp.

All other product and service names mentioned herein are the trademarks of their respective owners.